Exhibit 99.1

Table of Contents

Page

Reports of Independent Registered Public Accounting Firms	2

Financial Statements

Statements of Net Assets Available for Benefits as of December 31, 2015 and 2014	4

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2015 and 2014	5

Notes to Financial Statements	6

Supplemental Information

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)	13

1

Report of Independent Registered Public Accounting Firm

To the Compensation Committee

The Delaware County Bank & Trust Company

Employee 401(k) Retirement Plan

We have audited the accompanying statement of net assets available for benefits of The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan (the “Plan”) as of December 31, 2015 and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the Plan at December 31, 2015 and the changes in net assets for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s Rules and Regulations for Reporting under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Plante & Moran, PLLC

Columbus, Ohio
June 23, 2016

2

Report of Independent Registered Public Accounting Firm

To the Compensation Committee

The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan

Lewis Center, Ohio

We have audited the accompanying statement of net assets available for benefits of The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan (the Plan) as of December 31, 2014, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Clark, Schaefer, Hackett & Co.

Columbus, Ohio
June 29, 2015

3

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN
Statements of Net Assets Available for Benefits
December 31, 2015 and 2014

	December 31,
	2015	2014
Assets
Investments at fair value (Note 4)	$6,052,801	$5,927,634

Receivables:
Participant notes receivable	90,155	92,215

Net assets available for benefits	$6,142,956	$6,019,849

See accompanying notes to financial statements.

4

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2015 and 2014

	Year ended December 31,
	2015	2014
Additions to net assets attributed to:
Investment (loss) income:
Interest and dividend income	$21,873	$23,598
Net (depreciation) appreciation in fair value of investments (Note 4)	(50,702)	357,152

Total investment (loss) income	(28,829)	380,750

Interest income on participant notes receivable	2,735	3,051

Contributions:
Rollover	17,536	145,417
Participant contributions	479,881	513,162
Employer contributions	153,327	167,299

Total contributions	650,744	825,878

Total additions	624,650	1,209,679

Deductions from net assets attributed to:
Benefits paid to participants and beneficiaries	497,902	574,546
Administrative fees	3,641	3,669

Total deductions	501,543	578,215

Net increase in net assets available for benefits	123,107	631,464

Net assets available for benefits:
Beginning of year	6,019,849	5,388,385

End of year	$6,142,956	$6,019,849

See accompanying notes to financial statements.

5

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN
Notes to Financial Statements
December 31, 2015 and 2014

Note 1 – Description of Plan

The following description of The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan (the "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General: The Plan is a defined contribution plan covering all eligible employees of The Delaware County Bank & Trust Company, and its affiliates, DCB Insurance Services, LLC and DCB Title Services, LLC (collectively, the "Employer"). All employees who are at least 20 years of age and complete 6 months of service are eligible to be in the Plan. Each employee may enter the Plan on the first day of the plan quarter following completion of the eligibility requirements. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

Contributions: Participants may make salary deferral contributions at their discretion up to and in accordance with applicable sections of the Internal Revenue Code. Participants may also contribute rollover contributions representing distributions from other qualified plans. The Employer matches 50% of the participants' contributions up to a maximum of 6% of their eligible annual compensation. In addition, the Board of Directors can provide for an additional Employer contribution on a discretionary basis. In 2015 and 2014, there were no additional discretionary contributions. Participants who reach age 50 may elect to make catch-up contributions. Participants direct the investment of contributions into various investment options offered by the Plan.

Participant Accounts: Each participant's account is credited with the participant's own contributions, the Employer's contributions and Plan earnings and losses. Allocations of the Employer contributions are based on participant compensation or participant contributions. Earnings and losses are allocated based on account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Retirement, Death and Disability: A participant is entitled to 100% of his or her account balance upon retirement, death, or disability.

Vesting: Participants are immediately vested in their salary deferral contribution and any earnings or losses thereon. Participants vest in Employer contributions and earnings or losses thereon as follows:

Years of Service	Vesting Percentage
Less than 1	0%
More than 1 but less than 2	33%
More than 2 but less than 3	66%
3 or more	100%

Forfeitures: Forfeitures of terminated participants' non-vested account balances are used to restore participant accounts, reduce Employer contributions or pay plan expenses. If a participant is not fully vested on his or her termination date, the non-vested amount of the account is forfeited. Forfeitures are used to reduce future Employer contributions or pay plan expenses.

Payment of Benefits: Upon termination of service with the Employer, retirement, death or disability, a participant will receive a lump-sum amount equal to the value of his or her vested account if the balance is under $5,000. If the participant’s balance is over $5,000, they may keep their account open or elect lump-sum or partial payment options.

6

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN
Notes to Financial Statements
December 31, 2015 and 2014

Note 2 - Summary of Significant Accounting Policies

Basis of Accounting: The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation and Income Recognition: The Plan's investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 4 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. The net appreciation/depreciation in fair value of investments consists of both the realized gains and losses and unrealized appreciation and depreciation of those investments.

Participant Notes Receivable: Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the plan document. There is no allowance recorded for participant notes receivable. Participants may borrow 50% of their vested account balance up to a maximum of $50,000 minus any loan amounts repaid in the last 12 months. The minimum loan request is $1,000 and interest is payable at the then prevailing prime interest rate. Principal and interest is paid ratably through payroll deductions.

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, and actual results may differ from these estimates. A significant change may occur in the near term for the estimates of investment valuation.

Payment of Benefits: Benefits are recorded when paid.

Pending Accounting Pronouncements: In May 2015, the FASB issued Accounting Standards Update 2015-07, Disclosures for Investments in Certain Entities that Calculate Net Asset Value Per Share (or its Equivalent), (ASU 2015-07). ASU 2015-07 removes the requirement to categorize within the fair value hierarchy investments for which fair values are estimated using the net asset value practical expedient provided by Accounting Standards Codification 820, Fair Value Measurement. Disclosures about investments in certain entities that calculate net asset value per share are limited under ASU 2015-07 to those investments for which the entity has elected to estimate the fair value using the net asset value practical expedient. ASU 2015-07 is effective for public entities for fiscal years beginning after December 15, 2015, with retrospective application to all periods presented. Early application is permitted. Management does not expect this pronouncement to have a material impact on the financial statements.

In July, 2015 the FASB issued ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plan, Defined Contribution Pension Plans, Health and Welfare Benefit Plans. This guidance reduces the cost and complexity of accounting for benefit plans by considering the requirements of the Plan Accounting guidance in ASC 960, 962, and 965 and ASC 820. Specifically, this guidance eliminated the requirement to disclose individual investments greater than 5% of net assets and eliminates the requirement to disclose net appreciation/depreciation for investment by general type. ASU 2015-12 is effective for public entities for fiscal years beginning after December 15, 2015, with retrospective application to all periods presented. Early application is permitted. Management does not expect this pronouncement to have a material impact on the financial statements.

Note 3 - Plan Termination

Although it has not expressed any intent to do so, the Employer has the right under the provisions of the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants would become 100% vested in their Employer contributions.

7

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN
Notes to Financial Statements
December 31, 2015 and 2014

Note 4 - Investments

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy has been established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The three levels of inputs that may be used to measure fair value:

Level 1 -	Quoted prices in active markets for identical assets or liabilities

Level 2 -	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Mutual Funds – These investments are valued using the quoted net asset value of shares held by the plan at year end and are classified within level 1 of the valuation hierarchy.

DCB Financial Corp common stock – The common stock is valued at the closing price of the common stock reported on the OTC Bulletin Board under the symbol “DCBF” and is classified within level 1 of the valuation hierarchy.

Pooled Separate Accounts – The net asset value (NAV) of a pooled separate account is based on the market value of its underlying investments which represents the NAV of the units held by the Plan at the end of the year. The NAV is not a publicly-quoted price in an active market. The NAV is classified within Level 2 of the fair value hierarchy. The investment objectives of the accounts include the preservation of capital, or to attain certain, growth, income or balance performance levels based on different tolerance levels of risk. There are no unfunded commitments or redemption restrictions related to the pooled separate accounts.

Common/Collective Trusts - The common/collective trusts are valued using the NAV provided by the fund trustee based on the value of the underlying assets owned by the trust. The NAV is classified within Level 2 of the fair value hierarchy. The fund manager’s objective is to seek total return consisting of long-term growth of capital and current income based on various expected retirement dates.  There are no unfunded commitments related to the common collective trusts and units are redeemable at NAV daily.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfers. There were no transfers between levels of the fair value hierarchy during 2015 and 2014.

8

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN
Notes to Financial Statements
December 31, 2015 and 2014

The following tables set forth by level the plan’s assets at fair value as of December 31, 2015 and 2014:

Assets at Fair Value as of December 31, 2015:

		Significant
	Quoted Prices	Other	Significant
	in Active	Observable	Unobservable
	Market	Inputs	Inputs	Fair Value
	Level 1	Level 2	Level 3	Total
Mutual funds:
Balanced funds	$226,485	$-	$-	$226,485
Fixed income funds	201,367	-	-	201,367
International funds	389,988	-	-	389,988
Large equity funds	719,939	-	-	719,939
Small/mid equity funds	321,952	-	-	321,952
Other	2,296	-	-	2,296
Total mutual funds	1,862,027	-	-	1,862,027

Common stock:
DCB Financial Corp stock	766,333	-	-	766,333

Pooled separate accounts:
Small/mid equity	-	399,945	-	399,945

Common/collective trusts:
Stable Value fund	-	401,083	-	401,083
Target funds	-	2,623,413	-	2,623,413
Total common/collective trusts	-	3,024,496	-	3,024,496

Total assets at fair value	$2,628,360	$3,424,441	$-	$6,052,801

9

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN
Notes to Financial Statements
December 31, 2015 and 2014

Assets at Fair Value as of December 31, 2014:

		Significant
	Quoted Prices	Other	Significant
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs	Fair Value
	Level 1	Level 2	Level 3	Total
Mutual funds:
Balanced funds	$80,311	$-	$-	$80,311
Fixed income funds	229,972	-	-	229,972
International funds	384,468	-	-	384,468
Large equity funds	522,797	-	-	522,797
Small/mid equity funds	140,371	-	-	140,371
Other	5,049	-	-	5,049
Total mutual funds	1,362,968	-	-	1,362,968

Common stock:
DCB Financial Corp stock	853,228	-	-	853,228

Pooled separate accounts:
Small/mid equity	-	405,512	-	405,512

Common/collective trusts:
Stable Value fund	-	448,687	-	448,687
Target funds	-	2,857,239	-	2,857,239
Total common/collective trusts	-	3,305,926	-	3,305,926

Total assets at fair value	$2,216,196	$3,711,438	$-	$5,927,634

The following tables summarize investments measured at fair value based on net asset value (NAV) per share as of December 31, 2015 and 2014:

At December 31, 2015:

	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period

Principal common/collective trusts	$3,024,496	N/A	Daily	Daily

Pooled separate accounts:
Small/mid equity	399,945	N/A	Daily	Daily

Total	$3,424,441

10

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN
Notes to Financial Statements
December 31, 2015 and 2014

At December 31, 2014:

	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period

Principal common/collective trusts	$3,305,926	N/A	Daily	Daily

Pooled separate accounts:
Small/mid equity	405,512	N/A	Daily	Daily

Total	$3,711,438

The following table presents investments at fair value that represent 5% or more of the Plan's net assets available for benefits at December 31:

	2015	2014

Alliance Bernstein Large Cap Growth A Fund	$338,192	$-
Principal Stable Value Fund	401,083	448,687
Principal Trust Target 2015 Fund	358,469	476,513
Principal Trust Target 2020 Fund	349,813	332,782
Principal Trust Target 2025 Fund	436,382	572,110
Principal Trust Target 2030 Fund	412,952	450,486
Principal Trust Target 2035 Fund	515,655	521,940
Principal Trust Target 2045 Fund	363,227	317,444
DCB Financial Corp common stock	766,333	853,228

The following table presents the appreciation (depreciation) of the Plan's investments (including investments bought, sold, as well as held during the year) during the years ended December 31, 2015 and 2014:

	2015	2014

Common stock	$50,377	$101,919
Pooled separate accounts	(3,614)	31,717
Common/collective trusts	(25,042)	160,899
Mutual funds	(72,423)	62,617

Total	$(50,702)	$357,152

11

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN
Notes to Financial Statements
December 31, 2015 and 2014

Note 5 - Party-In-Interest Transactions

Parties-in-interest are defined under Department of Labor (DOL) Regulations as any fiduciary of the Plan, any party rendering services to the Plan, the Employer, and certain others. At December 31, 2015, the Plan owned approximately 102,314 shares of DCB Financial Corp common stock, valued at $7.49 per share for a total fair value of $766,333. DCB Financial Corp is deemed a party-in-interest. At December 31, 2014, the Plan owned 121,890 shares of DCB Financial Corp common stock, valued at $7.00 per share for a total fair value of $853,228. Expenses incurred in the administration of the Plan by the trustee are paid by the Employer on behalf of the Plan.

Certain Plan investments were managed by Principal Trust Company, the trustee of the Plan. Such transactions, while considered party-in-interest transactions under ERISA regulations, are permitted under the provisions of the Plan and are specifically exempt from the prohibition of party-in-interest transactions under ERISA.

Note 6 - Tax Status

Effective January 1, 2015, the Plan adopted a volume submitter plan, which does not require an application for a determination letter from the Internal Revenue Service (IRS). The volume submitter plan has received a favorable notification letter from the IRS dated March 31, 2014. Prior to January 1, 2015, the Plan had adopted a prototype plan which received a favorable opinion letter from the IRS dated March 31, 2008 which stated that the plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code. The Employer believes the Plan, as amended and restated, is operated in compliance with the applicable requirements of the Internal Revenue Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt. The Plan has not individually sought its own determination letter. The Employer believes the Plan, as amended and restated, is operated in compliance with the applicable requirements of the Internal Revenue Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt.

The plan administrator believes it is no longer subject to income tax examinations for years prior to 2012.

Note 7 – Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

12

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Supplemental Information

Name of plan sponsor: The Delaware County Bank & Trust Company

Employer identification number: 31-4376006

Three-digit plan number: 002

Schedule of assets held as of December 31, 2015:

		(c)
	(b)	Description of investment including		(e)
	Identity of Issuer, Borrower,	Maturity Date, Rate of Interest,	(d)	Fair
(a)	Lessor or Similar Party	Collateral, Par, or Maturity Value	Cost**	Value

	Alliance Bernstein Large Cap Growth A Fund	Mutual fund	-	$338,192
	Blackrock High Yield Bond Fund	Mutual fund	-	28,097
	Clearbridge Small Cap Growth Fund	Mutual fund	-	80,197
	Columbia Balanced Fund	Mutual fund	-	107,047
	Columbia Mid Cap Value A Fund	Mutual fund	-	97,212
	Delaware Corp Bond Fund	Mutual fund	-	69,811
	Franklin Income Fund	Mutual fund	-	58,348
	Fidelity Adv Lev Co Stk A Fund	Mutual fund	-	80,413
	Goldman Sachs Small Cap Value Service Fund	Mutual fund	-	64,130
	Invesco International Growth R Fund	Mutual fund	-	59,415
	JP Morgan Govt Bond Fund	Mutual fund	-	16,170
	Loomis Sayles Value A Fund	Mutual fund	-	239,186
	MFS Global Equity Fund	Mutual fund	-	80,329
	Oakmark II Fund	Mutual fund	-	142,561
	Pimco All Asset Fund	Mutual fund	-	61,090
	Pimco Comm Plus Start Fund	Mutual fund	-	2,296
	Pimco Income Fund	Mutual fund	-	41,042
	Pimco Real Return Fund	Mutual fund	-	3,217
	Templeton Global Total Return Fund	Mutual fund	-	43,030
	Third Avenue Real Estate Value Inv Fund	Mutual fund	-	113,224
	Virtus Emerging Markets Opps Fund	Mutual fund	-	137,020
*	Principal Mid Cap Separate Account	Pooled separate account	-	213,497
*	Principal Small Cap S&P 600 Index	Pooled separate account	-	186,448
*	Principal Stable Value Fund	Common/collective trust	-	401,083
*	Principal Trust Target 2010 Fund	Common/collective trust	-	7,742
*	Principal Trust Target 2015 Fund	Common/collective trust	-	358,469
*	Principal Trust Target 2020 Fund	Common/collective trust	-	349,813
*	Principal Trust Target 2025 Fund	Common/collective trust	-	436,382
*	Principal Trust Target 2030 Fund	Common/collective trust	-	412,952
*	Principal Trust Target 2035 Fund	Common/collective trust	-	515,655
*	Principal Trust Target 2040 Fund	Common/collective trust	-	97,328
*	Principal Trust Target 2045 Fund	Common/collective trust	-	363,227
*	Principal Trust Target 2050 Fund	Common/collective trust	-	68,331
*	Principal Trust Target 2055 Fund	Common/collective trust	-	12,604
*	Principal Trust Target 2060 Fund	Common/collective trust	-	910
*	DCB Financial Corp	DCB Financial Corp Common Stock, Investment in 102,314 shares of common stock	-	766,333
*	Participant Notes Receivable	Notes receivable from participants with interest rates at 3.25% - 4.25%	-	90,155

	Total assets			$6,142,956

*	Denotes parties-in-interest to the Plan.
**	Cost information is not required for participant-directed investments and therefore not included.

13